Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 69 to the Registration Statement (Form N-1A, No. 033-18477) of our reports dated January 23, 2014 on the financial statements and financial highlights of DWS Mid Cap Value Fund (now Deutsche Mid Cap Value Fund) and DWS Small Cap Value Fund (now Deutsche Small Cap Value Fund) (two of the Funds comprising Deutsche Value Series, Inc.), included in each Fund’s Annual Report for the fiscal year ended November 30, 2013.

/s/ Ernst & Young

Boston, Massachusetts
August 18, 2014